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Exhibit 99.1

N E W S

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls / Craig Brown VP-Finance & Chief Financial Officer / Director, Finance (678) 728-2115 / (678) 728-2117

SEROLOGICALS ANNOUNCES CLOSING OF PUBLIC OFFERING
Underwriters Exercise Over-Allotment Option

ATLANTA, GA—December 21, 2004—Serologicals Corporation (NASDAQ:SERO) announced today the closing of its previously announced public offering of 4,830,000 shares of its Common Stock at a price of $22.80 per share. The Company obtained net proceeds, after deduction of underwriting discounts and commissions but before expenses, of $105.16 million from the offering. David A. Dodd, President and Chief Executive Officer of Serologicals, stated "We are very pleased at the reception of our offering. Demand for our shares was significant, leading the underwriters to exercise their entire over-allotment option of 630,000 shares. Serologicals received approximately $13.7 million of additional net proceeds as a result of the exercise of the over-allotment option. After using approximately $80 million to repay our term indebtedness, we will have additional resources to continue to pursue our strategic growth strategy."

        J.P. Morgan Securities Inc. served as the sole bookrunning manager for the offering. Banc of America Securities LLC and Pacific Growth Equities, LLC were co-managers. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Copies of the prospectus relating to the offering may be obtained from the offices of J.P. Morgan Securities, Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081.

About Serologicals Corporation

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, the Company is the world's leading provider of monoclonal antibodies for the blood typing industry. Serologicals has more than 1,000 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

        The statement in this release regarding the use of the net proceeds of our offering of shares of our Common Stock to implement our strategic growth strategy is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Information concerning certain risks and uncertainties related to our implementation of our strategic growth strategy is set forth in the prospectuses related to the offering. You should not place undue reliance on this forward-looking statement, since the statement speaks only as of the date it is made and the Company undertakes no obligation to publicly update such statement based on events that may occur after the date of this press release. Serologicals is a registered trademark of Serologicals Royalty Company.

        Serologicals is a registered trademark of Serologicals Royalty Company.

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  Exhibit 99.1